November 6, 2008

Dear Beneficiary of G REIT Liquidating Trust,

In connection with its plan of liquidation, on January 28, 2008, G REIT, Inc. transferred its assets and liabilities to a liquidating trust (the “G REIT Liquidating Trust” or the “Trust”) and filed a Form 15 with the Securities and Exchange Commission to terminate the registration of its common stock under the Securities Exchange Act of 1934. Since the adoption of the plan of liquidation was approved by G REIT, Inc. stockholders on February 27, 2006, G REIT, Inc. has liquidated its interests in 21 real estate investments. As of November 6, 2008, the Trust had ownership interests in four properties:

•	Sutter Square Galleria, 100% owned, gross leaseable area of 61,000 square feet;

•	Pacific Place, 100% owned, gross leaseable area of 324,000 square feet;

•	Western Place I & II, 78.5% owned, gross leaseable area of 427,000 square feet; and

•	Congress Center, 30% owned, gross leaseable area of 523,000 square feet.

The purpose of this letter is to provide you with an update regarding these properties.

On October 31, 2008, G REIT Liquidating Trust entered into a Purchase and Sale Agreement to sell Congress Center, located in Chicago, Illinois, to FSP Congress Center LLC (“FSP”), a wholly-owned subsidiary of Franklin Street Properties Corp., for $130,000,000. Subject to the approval of the sale by other investors who own Congress Center, completion of due diligence, the assumption by FSP of the existing mortgage debt on Congress Center, and other customary closing conditions, we anticipate the sale of Congress Center to close by March 31, 2009, however, we can provide no assurance that we will be able to complete the sale of Congress Center in the anticipated time frame, or at all. We also anticipate the sale of our remaining assets by December 31, 2009 and the completion of our plan of liquidation by March 31, 2010; the timing and completion of which cannot be assured.

In addition, we are currently engaged in marketing efforts for the disposition of Pacific Place, Sutter Square Galleria and Western Place I & II.

On March 24, 2008, G REIT Liquidating Trust filed with the Securities and Exchange Commission an Annual Report on Form 10-K for the year ended December 31, 2007. The Annual Report on Form 10-K included, among other information, an estimated liquidation value of $10.89 per unit as of December 31, 2007. The $10.89 per unit estimated liquidation value represents the aggregate liquidating distributions to be made to the beneficiaries of G REIT Liquidating Trust throughout the plan of liquidation (of which $8.69 per share had already been paid to G REIT, Inc. stockholders as of December 31, 2007, prior to the transfer of G REIT, Inc.’s assets and liabilities to the Trust).

The value of the portfolio’s assets, as adjusted for market conditions, has been negatively impacted by a slowing in the U.S. economy, a significant tightening in the credit markets, and declining prices for many commercial real estate properties. Based on the adjusted value of the remaining assets in our portfolio, the Trust now anticipates that the estimated liquidation value of G REIT Liquidating Trust will be approximately $10.56 per unit (of which $8.81 per unit has been paid through October 2008). The aggregate liquidating distributions of $8.81 per unit has been paid in the form of regular monthly liquidating distributions and special liquidating distributions throughout the plan of liquidation beginning with the distribution paid in May 2006 up to and including the distribution paid in October 2008. The regular monthly distributions paid prior to the plan of liquidation are not included in the estimated liquidation value of $10.56 per unit or the aggregate liquidating distributions paid to date of $8.81 per unit.

We will continue to pay regular monthly liquidating distributions and the Board of Trustees will also consider paying special liquidating distributions as we sell each of our remaining properties. However, because the estimate of future cash distributions is based on various assumptions and projections (including estimated net sale proceeds, estimated timing of such sales, estimated amounts required to settle known liabilities, estimated levels of reserves deemed necessary for known and unknown liabilities, and other considerations), the actual amount of future cash distributions may differ materially from our estimate. The assumptions and projections used to calculate the estimated liquidation value per unit were developed internally and were unaudited.

If you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

We thank you for your continued confidence and support.

Sincerely,

Gary T. Wescombe
Chairman of the Trustees

Certain statements contained herein with respect to predictions regarding liquidation values, potential property dispositions, the continuation of monthly liquidation distributions, the possibility of special liquidating distributions, and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the disposition of properties; uncertainties relating to the valuation of our assets; uncertainties relating to the amount of funds available for distribution to stockholders and other risk factors as outlined in the company’s periodic reports as filed with the Securities and Exchange Commission.